                                                                     EXHIBIT 4.5

     THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"). THESE SECURITIES MAY BE OFFERED, SOLD OR OTHERWISE TRANSFERRED ONLY (A) TO THE CORPORATION, (B) OUTSIDE THE UNITED STATES IN ACCORDANCE WITH RULE 904 OR REGULATION S UNDER THE SECURITIES ACT IF APPLICABLE, OR (C) INSIDE THE UNITED STATES (i) PURSUANT TO THE EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 THEREUNDER, IF APPLICABLE, AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS OR (ii) IN COMPLIANCE WITH ANOTHER APPLICABLE EXEMPTION UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS, SUCH COMPLIANCE, AT THE OPTION OF THE CORPORATION, TO BE EVIDENCED BY AN OPINION OF COUNSEL, IN FORM ACCEPTABLE TO THE CORPORATION, THAT NO VIOLATION OF SUCH REGISTRATION PROVISIONS WOULD RESULT FROM ANY PROPOSED TRANSFER OR ASSIGNMENT.

                           GLOBALTEL RESOURCES, INC.

                            STOCK PURCHASE WARRANT

     1.   Number of Shares Subject to Warrant. Subject to the terms and
          -----------------------------------
conditions herein set forth,                        , an individual, is
                             -----------------------
entitled to purchase from GlobalTel Resources, Inc., a Washington corporation (the "Company"), at any time on or before the expiration date set forth in Paragraph 3, and upon surrender hereof at the principal office of the Company and payment of the purchase price at said office in cash or by check, the number of shares of fully paid and non-assessable Common Stock, $.01 par value, of the Company hereinafter provided (the "Shares"). The initial number of Shares shall
be                        shares of Common Stock; provided, however, that the
   ----------------------                         --------  -------  ----
number of Shares shall increase by an additional                        shares
                                                 ----------------------
of Common Stock on March 31, 1997 if no Institutional Funding (as hereinafter defined) has occurred on or before said date. As used herein, an "Institutional Funding" means (i) one or more offerings by the Company of its convertible debt or equity securities that have closed since the date hereof and provided to the Company aggregate gross proceeds of at least Fifteen Million Dollars ($15,000,000) and (ii) a commitment received by the Company from one or more
              ---
institutional investors to purchase additional securities of the Company by December 31, 1997 for aggregate gross proceeds of not less than Twenty-Five Million Dollars ($25,000,000). In addition, if any of the offerings by the Company of its convertible debt or equity securities that close on or before March 31, 1997, are completed on the basis of a per share price of Common Stock of less than $5.00, the number of Shares shall also increase by an amount determined by the following formula:

                               x (5.00 - Actual Price)
                         -----------------------------
                             (Actual Price - 1.10)

                                       1
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As used herein "Actual Price" means the price per share of Common Stock used in any Common Stock offering on or before March 31, 1997, or implicit in any offering of other securities convertible to Common Stock on or prior to such date.

     2.   Price of Shares Subject to Warrant. Subject to adjustment as
          ----------------------------------
hereinafter provided, the purchase price of one share of Common Stock shall be $1.10. The purchase price of one share of Common Stock payable from time to time upon the exercise of this Warrant (whether such price be the price specified above or an adjusted price determined as hereinafter provided) is referred to herein as the "Warrant Price."

     3.   Exercise Period. This Warrant shall remain exercisable pursuant to the
          ---------------
provisions of Paragraph 8 until the earlier of (a) 5:00 p.m. Pacific Time on the day of closing of a public offering of Common Stock of the Company registered under the Securities Act of 1933, as amended (the "Securities Act"), in which the aggregate primary proceeds to the Company (net of discount to underwriters but before expenses) equals at least $25,000,000 or (b) 5:00 p.m. Pacific Time on the third calendar anniversary of the date of this Warrant. The Company shall give the holder of this Warrant notice of the planned completion of such a public offering at least twenty (20) days in advance of the closing date.

     4.   Adjustment of Warrant Price and Number of Shares. The number of
          ------------------------------------------------
Shares issuable upon the exercise of this Warrant shall be subject to adjustment from time to time upon the happening of certain events as follows:

          (a)  Adjustment for Dividends in Stock. In case at any time or from
               ---------------------------------
time to time on or after the date hereof the holders of the Common Stock of the Company shall have received, or, on or after the record date fixed for the determination of eligible shareholders, shall have become entitled to receive, without payment therefor, other or additional stock of the Company by way of dividend, then and in each case, the holder of this Warrant shall, upon the exercise hereof, be entitled to receive, in addition to the number of shares of Common Stock receivable thereupon, and without payment of any additional consideration therefor, the amount of such other or additional stock of the Company which such holder would hold on the date of such exercise had it been the holder of record of such Common Stock on the date hereof and had thereafter, during the period from the date hereof to and including the date of such exercise, retained such shares and/or all other additional stock receivable by it as aforesaid during such period, giving effect to all adjustments called for during such period by paragraphs (b) and (c) of this Paragraph 4.

          (b)  Adjustment for Reclassification, Reorganization or Merger.  In
               ---------------------------------------------------------
case of any reclassification or change of the outstanding securities of the Company or of any reorganization of the Company (or any other corporation the stock or securities of which are at the time receivable upon the exercise of this Warrant) on or after the date hereof, or in case, after such date, the Company (or any such corporation) shall merge with or into another corporation or convey all or substantially all of its assets to another corporation, then and in each such case the holder of this Warrant, upon exercise hereof at any time after the consummation of such reclassification, change, reorganization, merger or conveyance, shall be entitled to receive, in lieu of the stock or other securities and property receivable upon the exercise hereof prior to such consummation, the stock or other securities or property to which such holders would have been entitled upon such consummation, the stock or other securities or property to which such holders would have been entitled upon such consummation if such holder had exercised this Warrant immediately prior thereto, all subject to further adjustment as provided in paragraphs (a) and
(c); in each such case, the terms of this Paragraph 4 shall be applicable to the shares of stock or other securities properly receivable upon the exercise of this Warrant after such consummation.

          (c)  Stock Splits and Reverse Stock Splits. If at any time on or after
               -------------------------------------
the date hereof the Company shall subdivide its outstanding shares of Common Stock into a greater number of shares, the Warrant Price in effect immediately prior to such subdivision shall thereby be proportionately reduced and the number of shares receivable upon exercise of the Warrant shall thereby be proportionately increased; and, conversely, if at any time on or after the date hereof the outstanding number of shares of Common Stock shall be combined into a smaller number of shares, the Warrant Price in effect immediately prior to such combination shall thereby be proportionately increased and the number of shares receivable upon exercise of the Warrant shall thereby be proportionately decreased. In the event of any adjustment in the number of shares covered by this Warrant, any fractional shares resulting from such adjustment shall be disregarded and this Warrant shall cover only the number of full shares resulting from such adjustment. The foregoing adjustments shall be made by the Board of Directors of the Company, or by the applicable terms of any assumption or substitution document, and any adjustments so made shall be final, binding and conclusive.

     5.   Other Adjustments. Except as provided in Paragraph 4, no adjustment
          -----------------
on account of dividends on Common Stock will be made upon the exercise hereof.

     6.   No Stockholder Rights. This Warrant shall not entitle its holder to
          ---------------------
any of the rights of a stockholder of the Company.

     7.   Reservation of Stock. The Company covenants that during the period
          --------------------
this Warrant is exercisable, the Company will reserve from its authorized and unissued Common Stock a sufficient number of shares to provide for the issuance of the shares upon the exercise of this Warrant. The Company agrees that its issuance of this Warrant shall constitute full authority to its officers who are charged with the duty of executing stock certificates to execute and issue the necessary certificates for shares of Common Stock upon the exercise of this Warrant.

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

     8.   Exercise of Warrant. This Warrant may be exercised by the registered
          -------------------
holder or its registered assigns, in whole or in part, by the surrender of this Warrant at the principal office of the Company, accompanied by payment in full of the Warrant Price as described above by certified or cashier's check; provided, however, that the minimum partial exercise shall not be less than 10%
--------  -------  ----
of the Shares. Upon partial exercise hereof, a new warrant or warrants containing the same date and provisions as this Warrant shall be issued by the Company to the registered holder for the number of shares of Common Stock with respect to which this Warrant shall not have been exercised. The Warrant (or any portion thereof) shall be deemed to have been exercised immediately prior to the close of business on the date of its surrender for exercise as provided above, and the person entitled to receive the shares of Common Stock issuable upon such exercise shall be treated for all purposes as the holder of such shares of record as of the close of business on such date. As promptly as practicable on or after such date, the Company shall issue and deliver to the person or persons entitled to receive the same a certificate or certificates for the number of full shares of Common Stock issuable upon such exercise, together with cash in lieu of any fraction of a share as provided above.

     9.   Certificates of Funding; Certificate of Adjustment. If an
          --------------------------------------------------
Institutional Funding (as defined in Paragraph 1) occurs on or before March 31, 1997, the Company shall deliver to the record holder of this Warrant a certificate of an officer of the Company confirming the occurrence of the Institutional Funding and setting forth a brief description of the transaction(s) and commitments constituting the Institutional Funding. Whenever the Warrant Price or the number of Shares subject to exercise under this Warrant is adjusted, as herein provided, the Company shall deliver to the record holder of this Warrant a certificate of an officer of the Company setting forth the Warrant Price after such adjustment or the adjusted number of Shares and a brief statement of the facts requiring such adjustment.

     10.  Transfer of Warrant. This Warrant may not be transferred by the
          -------------------
holder without the written consent of the Company (except by operation of law or, to a successor by merger, acquisition or other corporate reorganization or upon a distribution by the partnership to its partners in liquidation of the partnership) and compliance with applicable federal and state securities laws to the satisfaction of the Company.

     11.  Compliance with Securities Laws.
          -------------------------------

          (a) The holder represents and agrees that this Warrant (and the Shares, if the warrant is exercised) are purchased only for investment, for holder's own account, and without any present intention to sell or distribute the Warrant or the Shares. The holder further acknowledges that the Shares will not be issued pursuant to the exercise of this Warrant unless the exercise of the warrant and the issuance and delivery of such Shares shall comply with all relevant provisions of law, including, without limitation, the Securities Act and other federal and

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

state securities laws and regulations and the requirements of any stock exchange or quotation system upon which the Shares may then be listed.

          (b) The holder of this Warrant acknowledges and agrees that this Warrant and the Shares have not been registered under the Securities Act and accordingly will not be transferrable except as permitted under the various exemptions contained in the Securities Act, or upon satisfaction of the registration and prospectus delivery requirements of the Securities Act. Therefore, the Warrant and Shares must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. The holder understands that the certificate evidencing the Shares will be imprinted with a legend which prohibits the transfer thereof unless they are registered or unless the Company receives an opinion of counsel reasonably satisfactory to the Company that such registration is not required. The holder understands that a stop transfer instruction may be in effect with respect to transfer of the Warrant and Shares consistent with the requirements of the securities laws.

     12.  Board Representation. In the event Institutional Funding (as defined
          --------------------
in Paragraph 1) does not occur prior to April 1, 1997, at such time as the holder of this Warrant has completed (or arranged for the completion by affiliates) of loans to the Company, on mutually satisfactory terms and conditions, in an aggregate amount in excess of $2,000,000, the Board of Directors of the Company shall (i) exercise its authority under the Company's bylaws to increase the number of directors by one position and to appoint to the vacancy so created a person selected by the holder of this Warrant, and (ii) nominate and recommend such person (or any replacement person selected by the holder of this Warrant) for election to the Board of Directors by the shareholders of the Company at each succeeding annual meeting of shareholders so long as this Warrant is issued and outstanding.

     13.  Piggyback Registration Rights. If, on or before December 5, 1999, the
          -----------------------------
Company proposes to register any of its shares of Common Stock under the Securities Act in connection with an underwritten public offering of such Common Stock for the account of the Company solely for cash on a form that would also permit registration of the Shares and the shares of Common Stock (the "Conversion Shares") obtained by exercise of the conversion rights set forth in that certain Promissory Note of even date herewith issued by the Company to
                , it will promptly give written notice of its intention to do
----------------
so to each holder of this Warrant and owner of Shares or Conversion Shares if such person holds (or upon full exercise of this Warrant would hold) more than 1% of the then-outstanding shares of the Common Stock of the Company on a fully diluted basis. Upon the written request of such a holder or owner given within twenty (20) days after receipt of any such notice (which request shall specify the number of Shares or Conversion Shares (or both) desired to be included in such underwritten public offering by the Company), the Company will use its reasonable best efforts to cause all Shares and Conversion Shares requested by the holder or owner to be included in such registration to be registered to permit their inclusion in such underwritten public offering; provided, however,
                                                             --------  -------
that
----

                                       5
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the Company shall not be required to cause any Shares or Conversion Shares (or both) to be so registered or included or to give notice of registration (i) if in the underwriters' opinion the inclusion will jeopardize the success of the offering of shares of Common Stock by the Company or (ii) in the case of a registration on any form which does not include substantially the same information as would be required to be included in the registration statement covering the sale of Shares or Conversion Shares (or both) for cash. If some but not all shares of Common Stock with respect to which the Company shall have received requests for registration pursuant to piggyback registration rights granted hereunder or pursuant to any other agreement shall be excluded from such registration, the Company shall make appropriate allocation of shares to be registered among all holders of Common Stock having a contractual right to register their shares and at the time desiring to register their shares pro rata in the proportion that the number of shares held by each such holder bears to the total number of shares held by all such holders then desiring to have their shares registered for sale. With respect to the Shares or Conversion Shares (or both) so included, the holder shall bear the cost of any underwriting discount or selling expenses for the sale of such Shares or Conversion Shares (or both) and the cost of the attorneys' fees for the holder's own attorney, if any, and the Company shall bear all other costs and expenses of the registration, including attorneys and accountants fees, printing costs, SEC and blue sky filing fees and transfer agent fees and expenses. The Company shall not be required under this Paragraph 13 to include any of the Shares or Conversion Shares (or both) in an underwriting of shares unless the holder (i) accepts the terms of the underwriting as agreed upon between the Company and the underwriters selected by it, assuming normal and customary underwriting terms and (ii) furnishes to the Company such information regarding itself as shall be reasonably required to effect the registration of the Shares or Conversion Shares (or both). The rights granted pursuant to this Paragraph 13 may not be assigned by the holder without the Company's prior written consent. The holder hereby agrees that it shall not, to the extent required by the Company and the underwriter of the offering giving rise to piggyback rights hereunder sell or otherwise transfer or dispose of (other than to donees who agree to be similarly bound) any shares of Common Stock during the one-hundred-twenty day period following the effective date of a registration statement filed by the Company under the Securities Act with respect to such offering. The Company retains the right in its sole discretion to abandon or withdraw any registration statement at any time.

     14.  Attorney Fees. The Company shall reimburse the holder of this Warrant
          -------------
for its reasonable attorney fees incurred in connection with this transaction in an amount not to exceed $5,000.

     15.  Representations and Warranties. The Company represents and warrants to
          ------------------------------
the holder of this Warrant on the date hereof as follows:

          1    Corporate Organization and Authority. The Company is a
               ------------------------------------
corporation duly organized, validly existing, authorized to exercise all its corporate powers, rights and

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

privileges, and in good standing in the State of Washington; and it has the corporate power and corporate authority to own and operate its properties and to carry on its business as now conducted and as proposed to be conducted.

          2   Capitalization. The authorized capital of the Company consists of
              --------------
Twenty Million (20,000,000) shares of Common Stock, of which approximately Five Million Nine Thousand One Hundred Sixty Five (5,009,165) are issued and outstanding and Five million (5,000,000) shares of Preferred Stock, none of which shares are outstanding. The outstanding shares have been duly authorized and validly issued (including, without limitation, issued in compliance with applicable federal and state securities laws), fully-paid, and non-assessable. The Company has options outstanding to its employees, consultants, officers and directors for 1,319,500 shares of common stock and has reserved 2,600,000 shares of Common Stock for issuance to officers, directors, employees, or consultants of the Company including shares issuable upon exercise of outstanding options. The Company also has warrants outstanding to lenders and other persons for 340,757 shares of Common Stock. Except as set forth above, there are no outstanding warrants, options, conversion privileges, preemptive rights, or other rights or agreements to purchase or otherwise acquire or issue any equity securities of the Company, nor has the issuance of any of the aforesaid rights to acquire securities of the Company been authorized.

          15.3 Authorization. All corporate action on the part of the Company,
               -------------
its officers, directors, and shareholders necessary for the authorization, execution, delivery, and performance of all obligations under this Warrant and
the Promissory Note of even date herewith in favor of                  has been
                                                      ----------------
taken, and this Warrant and that promissory Note (collectively, the "Transactional Agreements") constitute legally binding and valid obligations of the Company enforceable in accordance with their terms.

          4    Corporate Power. The Company has all requisite legal and
               ---------------
corporate power and authority to execute and deliver the Transactional Agreements, to issue the Shares issuable upon exercise of the Warrant, and to carry out and perform its obligations under the terms of the Transactional Agreements.

          5    No Conflict with Other Instruments. The execution, delivery, and
               ----------------------------------
performance of the Transactional Agreements will not result in any violation of, be in conflict with, or constitute a default under, with or without the passage of time or the giving of notice: (i) any provision of the Company's amended articles of incorporation or its bylaws; (ii) any provision of any judgment, decree, or order to which the Company is a party or by which it is bound; (iii) any material contract, obligation, or commitment to which the Company is a party or by which it is bound; or (iv) to the Company's knowledge, any statute, rule, or governmental regulation applicable to the Company.

     6    Disclosure. The Company has delivered to the holder of this Warrant
          ----------
a copy of its draft Private Placement Memorandum dated November, 1996 (the "PPM"). The Transactional Agreements, the PPM, and any other documentation furnished to the holder by the Company in connection with the holder's decision to purchase this Warrant, together with any exhibits or appendices hereto, do not contain any untrue statement of a material fact or omit any material fact necessary to make the statements contained therein or herein in view of the circumstances under which they were made not misleading, except that, with respect to projections contained in the PPM, the Company represents only that such projections were prepared in good faith and that the Company reasonably believes that there is a reasonable basis for such projections. The Company has provided the holder with all the information that the holder has requested for deciding whether to purchase this Warrant.

     7    Financial Statements. The Company has delivered to the initial holder
          --------------------
of this Warrant its unaudited financial statements for the period ending September 30, 1996. These financial statements fairly and accurately set out and describe the financial condition and operating results of the Company as of the dates and during the periods indicated thereon, and they have been prepared in the ordinary course of business using accounting methods applied in a manner consistent with the Company's financial statements for previous periods.

     16.  Miscellaneous. This Warrant shall be governed solely by the laws of
          -------------
the State of Washington without regard to the conflicts of laws provisions thereof to the contrary. The headings in this Warrant are for purposes of convenience and reference only, and shall not be deemed to constitute a part hereof. Neither this Warrant nor any term hereof may be changed, waived, discharged or terminated except by an instrument in writing signed by the Company and the registered holder hereof. All notices and other communications from the Company to the holder of this Warrant shall be delivered in person or mailed first-class, postage prepaid, to the address furnished to the Company in writing by the last holder of this Warrant who shall have furnished an address to the Company in writing. Each such notice or other communication shall for all purposes of this Warrant be treated as effective or having been given when delivered if delivered personally, or, if sent by mail, at the earlier of its receipt or 72 hours after the same has been deposited in a regularly maintained receptacle for the deposit of the United States mail, addressed and mailed as aforesaid.

     ISSUED this     day of         , 1997.
                 ---        --------

                                      GLOBALTEL RESOURCES, INC.,
                                      a Washington corporation

                                      By:  /s/ RONALD P. ERICKSON
                                           -------------------------------------
                                           Ronald P. Erickson
                                           President and Chief Executive Officer

Warrant No.
            ----